EXHIBIT 99.1

Androxal(R) Achieves Superiority in Top Line Analysis for Both Co-Primary Endpoints and Various Secondary Endpoints Versus Marketed Topical Gel in First of Two Identical Studies in the Treatment of Secondary Hypogonadism

  23.8% of Topical T subjects below 10 million sperm/mL at end of study versus 2.3% and 2.4% respectively for Androxal® and placebo ITT (Androxal® vs. Topical T, p = 0.0031)
  33.3% reduction from baseline sperm concentration for Topical T subjects versus 5.9% increase for Androxal® subjects ITT (p=0.0004)
  33.3% responder rate for Topical T versus 65.9% rate for Androxal® ITT (p = 0.0025)
  16 week treatment with Topical T subsequently suppresses endogenous production of T on cessation of dosing versus baseline T levels (230 ng/dL baseline versus 183 ng/dL one week after dosing stops, p =0.0004)
  Androxal® maintains normal levels of endogenous T one week after dosing cessation (370.9 ng/dL, comparison to Topical T p < 0.0001)

THE WOODLANDS, Texas, Aug. 27, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported top line results for the first of two identical pivotal studies comparing Androxal® to a leading FDA approved topical gel (Androgel® 1.62) and placebo. In this study, ZA-305, Androxal® exhibited superiority in several assessments, particularly the two co-primary endpoints: percent change from baseline in average sperm concentration and percent of subjects considered to be responders. A responder is defined as an individual achieving a 24 hour average testosterone in the normal range with associated average sperm concentration ≥ 10 million/mL.

Multiple secondary endpoints also showed statistically significant differences between the Androxal® and T gel groups. These include: change in the important pituitary signaling hormones LH and FSH; percent of subjects that become severely oligospermic (< 10 million sperm/mL); induction of hormone dependence via assessment of morning testosterone levels comparing baseline to one week after the end of dosing; and impact on testicular size at the end of the dosing period.

About Study ZA-305

ZA-305 was designed to enroll 120 men, 40 each into three parallel arms: Androxal®, approved topical gel and placebo. All three arms were blinded and "double dummied," meaning men received both an active dose and a placebo mimicking the other active. Men on placebo received two placebos, one for each active. The study was of 17 week duration, 16 weeks dosing and 1 week follow-up.

Men (≤ 60 years of age) enrolled in the study exhibited sperm counts in the normal range at baseline (> 15 million/mL) on two separate days separated by at least two days. Men also exhibited morning testosterones of < 300 ng/dL on both of those days to be eligible to enter the study.

Results for Study ZA-305

The number of subjects enrolled into the study was 127, of which 117 completed. Of the enrolled subjects, 44, 42 and 41 subjects were randomized to Androxal®, a Topical T, and Placebo, respectively. The mean age of the subjects was 47, 45 and 48 years for the Androxal®, Topical T, and Placebo subjects, respectively. Baseline BMI was similar for the three groups, 33.8, 33.1 and 33.5 for the Androxal®, Topical T, and Placebo subjects, respectively.

The first primary efficacy endpoint was the percent change from baseline in sperm concentration. The percent change from baseline was found to be unchanged from baseline for Androxal®-treated subjects and those treated with Topical T experienced a median 33% decrease from their baseline concentration. This difference was found to be statistically different from baseline (p = 0.0007) as well as statistically different from the Androxal® results (p = 0.0004). Table 1 provides additional information on sperm concentration.

Table 1. Sperm Concentration in ITT Population
	Baseline Concentration (million/mL)		End of Study Concentration (million/mL)		Percentage Change from Baseline (%)		Different from Baseline	Different from Androxal®
	Mean (SD)	Median (Min, Max)	Mean (SD)	Median (Min, Max)	Mean (SD)	Median (Min, Max)	p-value	p-value
Androxal®	79 (55)	61 (20, 245)	87 (71)	68 (9, 355)	14 (55)	6 (-74, 197)	0.1820
Topical T	75 (46)	65 (23, 226)	45 (42)	39 (0, 176)	-30 (61)	-33 (-100, 174)	0.0007	0.0004
Placebo	80 (62)	54 (27, 343)	71 (48)	69 (9, 235)	7 (87)	-2 (78, 479)	0.5834	0.2042

The second primary efficacy endpoint was a comparison of the proportion of subjects deemed a success for both testosterone and sperm concentration. Subjects were deemed a failure if their mean sperm concentration was under 10 million/mL or their average 24 hour serial T did not fall within the normal range. The proportion of subjects responding to Androxal® was statistically significantly greater than the proportion responding to both Topical T and Placebo as described in Table 2.

Table 2. Composite Responder Endpoint in ITT Population
	Success n (%)	Failure n (%)	p-value vs Androxal®
Androxal®	29 (65.9)	15 (34.1)
Topical T	14 (33.3)	28 (66.7)	0.0047
Placebo	3 (7.3)	38 (92.7)	< 0.0001

Tables 3 and 4 summarize the results for the assessment of testosterone, both morning testosterone and the 24 hour serial assessment of testosterone.

Table 3. Morning Testosterone in the ITT Population
	Baseline		Week 16		One Week Post Dosing
	Mean (SD)	Median (Min, Max)	Mean (SD)	Median (Min, Max)	Mean (SD)	Median (Min, Max)
Androxal®	213 (48)	208 (79, 297)	416 (149)	390 [1] (168, 896)	371 (123)	360 [1] (81, 654)
Topical T	230 (44)	237 (147, 299)	373 (238)	284 [1,2] (117, 1150)	183 (77)	180 [1,2] (38, 416)
Placebo	206 (48)	197 (110, 299)	214 (58)	211 [2] (120, 353)	246 (135)	226 [1] (121, 984)

1  Change from baseline is statistically significantly different from no change (within group test) p < 0.05.

2  Change from baseline is statistically significantly different from subjects treated with Androxal® (between group test) p < 0.05.

Table 4. 24-hour Average Testosterone Concentration in the ITT Population
Week 16 24-hour Average T (ng/dL)
	Mean (SD)	Median (Min, Max)	p-value vs Androxal®
Androxal®	376 (134)	382 (167, 896)
Topical T	385 (244)	308 (153, 1,534)
Placebo	202 (53)	190 (113, 346)	< 0.0001

LH (leuteinizing hormone) drives synthesis of testosterone in the Leydig cells of the testes and FSH (follicle stimulating hormone) drives production of spermatids in the Sertoli cells. Spermatids mature over a 72 day cycle in the seminiferous tubules in the testes under the influence of endogenous testosterone produced in the Leydig cells. Perturbation of this process can result in suppression of both testosterone production and sperm initiation and maturation resulting in what is essentially the shutdown of the testes. Table 5 below describes the findings in this study and highlight the significant reduction in LH and FSH among subjects treated with Topical T.

Table 5. Impact of Treatment on LH and FSH
	Baseline (mIU/mL)		End of 16 Week Dosing (mIU/mL)
	LH Median (Min, Max)	FSH Median (Min, Max)	LH Median (Min, Max)	FSH Median (Min, Max)	p-value vs Androxal® LH / FSH
Androxal®	3.2 (1.0, 7.5)	4.7 (1.0, 14.5)	6.7 (2.7, 34.7)	8.8 (2.9, 28.9)
Topical T	3.4 (1.2, 6.8)	3.8 (0.9, 11.0)	1.4 (0.0, 6.1)	2.1 (0.0, 5.9)	< 0.0001 / < 0.0001
Placebo	3.1 (1.2, 9.5)	4.3 (1.0, 9.6)	3.3 (1.3, 11.7)	4.0 (1.2, 10.5)

The size of the testes is directly related to the amount of spermatogenesis occurring over a period of time. Table 6 summarizes the findings in ZA-305. We found that Topical T significantly reduced testicular volume when compared to the effect among subjects treated with Androxal®. No negative effect would be indicative of continued reproductive function.

Table 6. Testicular Volume by Orchidometry
Testicular Volume by Orchidometry (cm3)
	Baseline Volume Mean (SD)	End of 16 Week Volume Mean (SD)	p-value vs Androxal®
Androxal®	19.1 (5.5)	19.4 (5.2)
Topical T	19.6 (6.5)	18.6 (6.3)	0.0260
Placebo	19.3 (5.7)	19.8 (5.4)

Background on Hypogonadism

There are two distinct types of hypogonadism, primary testicular failure and secondary hypogonadism. These two types of dysfunction are readily distinguished by assessing morning testosterone and either LH or FSH. Men with failed testes exhibit low T and elevated FSH and LH as the pituitary attempts to stimulate function. This disorder is a result of trauma, diseases such as mumps or genetic defects.

Secondary hypogonadism typically is associated with obesity, stress or concomitant medications. It was previously thought to be age related but there is growing evidence to support the causes are other than aging. These men have functional but under stimulated testes and are generally younger than men with primary failure. They are typically fertile. Over time these men may exhibit normal T levels but readily fall back into the hypogonadal state. Weight loss improves T levels.

Interpretation of Findings

Study ZA-305 presents findings consistent with the endocrinological control of the hypothalamic-pituitary-testes axis (HPT). The HPT axis has both feed forward and feedback elements which can be readily perturbed, particularly in the secondary hypogonadal male. These men are already compromised due to obesity, in the majority of cases. It is paramount that diagnosis of type of defect is made before considering treatment modality. Adding exogenous testosterone on top of an already compromised system rapidly leads to suppression of controlling pituitary hormone secretion and suppression of testicular function as measured by levels of spermatogenesis and testosterone synthesis. The Company believes this study conclusively shows the negative effects of hormone replacement after as little as 16 weeks of treatment. One should question what long term effects might be after 16 months or 16 years of treatment.

Based on the findings of ZA-305, the appropriateness of hormone replacement for the secondary hypogonadal male may be brought into question and, at a minimum, these findings suggest that conservative treatment, diet and exercise should be employed initially, as is often recommended to the Type 2 diabetic, interestingly a common co-morbid condition.

Safety Observations

All dose arms exhibited acceptable safety. A single SAE occurred in the study. The subject, treated with 25 mg of Androxal®, reported musculoskeletal chest pain. A cardiovascular event was ruled out and the event was deemed not associated with study medication.

Hematocrit and hemoglobin have been identified as important analytes for assessment of clotting risk in this generally obese and higher risk population. The Company has determined that increasing hematocrit is directly related to an increase in T levels. One subject on the 25.0 mg dose of Androxal® was terminated early due to a hemoglobin (HGB) level greater than 18.5%. This subject however, entered the study with a HGB level of 18.2% and corresponding hematocrit of 52.5%.

No men in the Androxal® arm exhibited testosterone at any time point over 1,040 ng/dL. Five subjects, or 12.5%, treated with Topical T experienced a testosterone above 1,040 ng/dL. This proportion is statistically significantly different from the proportion of Androxal®-treated subjects with an excursion above the normal limit (p = 0.0213).

Regulatory Considerations

Repros believes it can submit an NDA around the end of 2014. The Company fully supports and would welcome the convening of an advisory panel meeting to deliberate the risk benefit of approving a treatment such as Androxal®. If approved, Androxal® would represent the first drug therapy specifically targeting secondary hypogonadism.

Joseph Podolski, President and CEO of Repros Therapeutics, commented, "As anticipated, Study ZA-305 confirms a previous phase 2 comparator study. ZA-305 provides strong evidence of the differential actions of Androxal® and exogenous T replacement on the endocrine profile with significant potential implications for those men wishing to preserve their testicular function."

Conference Call Details:

Time: Thursday, August 28, 2014 – 9:00 AM Eastern

Participant Dial-In Number (Domestic): 855-218-1790; International: 262-696-1727

It is recommended that participants call in approximately 15 minutes prior to the start time of the conference call.

Replay Call Details:  Teleconference replay will be available approximately 60 minutes after the conclusion of the teleconference on the Company's website at www.reprosrx.com.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal® label and the commercial potential of Androxal® and the timing of the Company's expected filing of an NDA for Androxal®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com